                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          ADC TELECOMMUNICATIONS, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

               [LOGO]

        ADC Telecommunications, Inc.
        12501 Whitewater Drive
        Minnetonka, Minnesota 55343
        (612) 938-8080

                       ----------------------------------

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                          TO BE HELD FEBRUARY 24, 1998

                             ---------------------

TO THE SHAREHOLDERS OF ADC TELECOMMUNICATIONS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Shareholders' Meeting of ADC Telecommunications, Inc. (the "Company") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, on Tuesday, February 24, 1998, at 3:30 p.m. Central Standard Time, for the purpose of considering and acting upon:

    (1) The election of four directors for terms expiring in 2001.

    (2) Such other business as may properly come before the meeting and any adjournments thereof.

    Shareholders of record at the close of business on January 8, 1998, are the only persons entitled to notice of and to vote at the meeting.

    Your attention is directed to the attached Proxy Statement. If you do not expect to be present at the meeting, please fill in, sign, date and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                   /s/ David F. Fisher

                                                     DAVID F. FISHER
                                                        SECRETARY

January 20, 1998

               [LOGO]

        ADC Telecommunications, Inc.
        12501 Whitewater Drive
        Minnetonka, Minnesota 55343
        (612) 938-8080

                       ----------------------------------

                                PROXY STATEMENT

                            ------------------------

                          ANNUAL SHAREHOLDERS' MEETING
                          TO BE HELD FEBRUARY 24, 1998

    The enclosed Proxy is solicited by the Board of Directors of ADC Telecommunications, Inc. (the "Company") in connection with the Annual Shareholders' Meeting of the Company to be held on February 24, 1998, and at any and all adjournments thereof (the "Annual Meeting"). The costs of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders' Meeting and this Proxy Statement, are being paid by the Company. In addition, the Company will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of the Company's common stock ("Common Stock") on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of such shares. Officers and other regular employees of the Company who will receive no extra compensation for their services may solicit Proxies in person or by telephone or facsimile. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee estimated to be $6,000 plus out-of-pocket expenses. The Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about January 20, 1998.

    The Proxy may be revoked at any time prior to its exercise by giving written notice of revocation to an officer of the Company or by filing a new written appointment of a proxy with an officer of the Company. Unless so revoked, properly executed Proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving such Proxy.

    Shareholders of record on January 8, 1998, are the only persons entitled to vote at the Annual Meeting. As of that date, there were 133,928,138 issued and outstanding shares of Common Stock, the only outstanding voting securities of the Company. Each shareholder is entitled to one vote for each share held.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1997, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                                                    PERCENT OF
                    NAME AND ADDRESS                       AMOUNT AND NATURE OF    COMMON STOCK
                   OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP     OUTSTANDING
---------------------------------------------------------  --------------------  -----------------
State Farm Mutual Automobile Insurance Company                  11,798,496               8.82%
One State Farm Plaza
Bloomington, Illinois 61710

American Express Financial Advisors                              7,886,500               5.90%
IDS Tower 10
Minneapolis, Minnesota 55402-2100

William J. Cadogan                                                 512,186(1)            *

Lynn J. Davis                                                      325,679(1)            *

William L. Martin III                                               67,172(1)            *

Robert E. Switz                                                     66,556(1)            *

Thomas E. Holloran                                                  62,000(2)            *

Charles W. Oswald                                                   60,000(2)            *

Warde F. Wheaton                                                    60,000(2)            *

Vivek Ragavan                                                       52,828(2)            *

Donald M. Sullivan                                                  52,000(2)            *

John D. Wunsch                                                      46,200(2,3)          *

Jean-Pierre Rosso                                                   45,800(2)            *

B. Kristine Johnson                                                 41,000(2)            *

James C. Castle                                                     19,000(2)            *

Alan E. Ross                                                        16,000(2)            *

Irene M. Qualters                                                   16,000(2)            *

All executive officers and directors as a group (21              1,545,206(4)            1.15%
  persons)

------------------------

* Less than 1%.

(1) Includes (a) shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) shares held in trust for the benefit of the executive officers pursuant to the Company's Retirement Savings Plan (the "401(k) Plan"): for Mr. Cadogan (a) options to purchase 317,128 shares and (b) 2,952 shares; for Mr. Davis (a) options to purchase 203,264 shares and (b) 7,297 shares; for Mr. Martin (a) options to purchase 53,568 shares and (b) 2,572 shares; for Mr. Switz (a) options to purchase 42,188 shares and (b) 2,304 shares; and for Mr. Ragavan (a) options to purchase 35,166 shares and (b) 162 shares.

(2) Includes shares issuable pursuant to options exercisable within 60 days after the date of this Proxy Statement granted under the Company's Nonemployee Director Stock Option Plan: for Mr. Holloran options to purchase 44,000 shares; for Mr. Oswald options to purchase 16,000 shares; for Mr. Wheaton options to purchase 44,000 shares; for Mr. Sullivan options to purchase 44,000 shares; for Mr. Wunsch options to purchase 44,000 shares; for Mr. Rosso options to purchase 36,000 shares; for Ms. Johnson options to purchase 36,000 shares; for Dr. Castle options to purchase 16,000 shares; for Mr. Ross options to purchase 16,000 shares; and for Ms. Qualters options to purchase 15,600 shares.

(3) Does not include 2,656,741 shares held in custody by Family Financial Strategies, Inc. ("FFSI"), an investment advisory company of which Mr. Wunsch is President. FFSI may vote shares held on behalf of its clients if they fail to direct the manner in which the shares are to be voted and may exercise limited investment powers with respect to the shares. Title to all of these shares is held by Forsam & Co. (of which Mr. Wunsch is a general partner) or Cede & Co. as nominee for FFSI.

(4) Includes (a) 1,058,321 shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) 18,301 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan.

                             ELECTION OF DIRECTORS

    The number of directors currently serving on the Company's Board of Directors is 11. The directors are divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Thomas E. Holloran, Charles W. Oswald, Alan E. Ross and Warde F. Wheaton are the directors currently in the class with a term expiring at the Annual Meeting. The Board of Directors has nominated Messrs. Holloran, Oswald, Ross and Wheaton for election to the Board at the Annual Meeting for terms expiring at the Annual Shareholders' Meeting in 2001.

    The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the meeting is required for the election of the above nominees to the Board of Directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Holloran, Oswald, Ross and Wheaton. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the Annual Meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

           NAME                 AGE           NOMINEE OR CONTINUING DIRECTOR AND TERM
--------------------------      ---      --------------------------------------------------
Thomas E. Holloran                  68   Director; nominee with term expiring in 2001
Charles W. Oswald                   69   Director; nominee with term expiring in 2001
Alan E. Ross                        62   Director; nominee with term expiring in 2001
Warde F. Wheaton                    68   Director; nominee with term expiring in 2001
William J. Cadogan                  49   Director with term expiring in 2000
B. Kristine Johnson                 46   Director with term expiring in 2000
Irene M. Qualters                   48   Director with term expiring in 2000
Jean-Pierre Rosso                   57   Director with term expiring in 2000
James C. Castle, Ph.D.              61   Director with term expiring in 1999
Donald M. Sullivan                  62   Director with term expiring in 1999
John D. Wunsch                      49   Director with term expiring in 1999

    Mr. Holloran has been a director of the Company since 1985. He has held the position of Professor in the Graduate School of Business at the University of St. Thomas, Minneapolis, Minnesota, since 1985. From 1976 to 1985, Mr. Holloran served as Chairman of the Board and Chief Executive Officer of Inter-Regional Financial Group, Inc. Mr. Holloran is a director of Flexsteel Industries, Inc., Medtronic, Inc., MTS Systems Corporation and National City Bancorporation.

    Mr. Oswald has been a director of the Company since 1985. He has served as a director of National Computer Systems, Inc., a provider of information systems and services to education, commercial and financial markets, since 1970. He was Chief Executive Officer of that company from 1970 to 1994 and Chairman of the Board from 1970 to 1995.

    Mr. Ross has been a director of the Company since 1994. From 1993 until his retirement in January 1996, he served as President of the Telecommunications Division at Rockwell International Corporation, where he had been employed since 1988. From 1990 to 1993, Mr. Ross was Vice President of the Digital Communications Division at Rockwell International Corporation, and from 1988 to 1990 he was Vice President and General Manager of the Network Transmission Systems of that company.

    Mr. Wheaton has been a director of the Company since 1980. He served as President of the Defense and Marine Systems Business of Honeywell Inc., a manufacturer of control and information systems, from 1987 until his retirement in 1989. Prior to such time, he served as Executive Vice President of Honeywell's Aerospace and Defense Business.

    Mr. Cadogan has been a director of the Company since 1991 and the Chairman of the Board since 1994. He has also been the President, Chief Executive Officer and Chief Operating Officer of the Company for more than five years. He was Senior Vice President of the Telecom Group of the Company from 1989 to 1990 and served as a Vice President from 1987 to 1989. Prior to joining the Company, Mr. Cadogan was employed by Intelsat, most recently as General Manager of Business Development. Mr. Cadogan is a director of Banta Corp., Excel Switching Corp. and Pentair, Inc.

    Ms. Johnson has been a director of the Company since 1990. She is Senior Vice President and Chief Administrative Officer of Medtronic, Inc., a manufacturer of cardiac pacemakers and other medical products. She has served as an officer of Medtronic since 1984, with her previous positions including President of the Vascular business and President of the Tachyarrhythmia Management business.

    Ms. Qualters has been a director of the Company since July 1996. She is President of Cray Research, a subsidiary of Silicon Graphics, Inc., and also serves as Senior Vice President of Silicon Graphics, Inc. Ms. Qualters has been employed by Cray Research since 1976 and previously held other officer positions with Cray Research, including Senior Vice President, Vice President of Supercomputing Systems and Vice President of Software Development, in addition to various software programming management positions.

    Mr. Rosso has been a director of the Company since 1993. Mr. Rosso is Chairman of the Board and Chief Executive Officer of Case Corporation, a manufacturer of construction and agriculture equipment. Mr. Rosso was President of the Home and Building Control division of Honeywell, Inc. from 1991 to 1994 and President of Honeywell Europe in Brussels, Belgium, from 1987 to 1991. Mr. Rosso is a director of Inland Steel Industries, Inc., Ryerson Tull, Inc. and Crown Cork & Seal Company, Inc.

    Dr. Castle has been a director of the Company since 1994. He has been Chairman of the Board and Chief Executive Officer of USCS International, Inc., a worldwide provider of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries, since 1992. For one year prior to such time, he was President of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991, he was Chairman of the Board, President, Chief Executive Officer and a director of Infotron Systems Corporation. Dr. Castle is a director of Par Technology Corporation, PMI Corporation and Leasing Solutions, Inc.

    Mr. Sullivan has been a director of the Company since 1990. He has served as Chief Executive Officer since 1987 and Chairman of the Board since 1994 of MTS Systems Corporation, a manufacturer of products, systems and software that analyze engineering designs, evaluate materials and automate production processes. He has worked at MTS since 1982, where his prior positions included President, Chief Operating Officer, Executive Vice President and Vice President. Mr. Sullivan is a director of TSI Incorporated.

    Mr. Wunsch has been a director of the Company since 1991. He has been President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, since January 1997. From 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company. Mr. Wunsch is a director of Medical Graphics Corporation and Telident, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the fiscal year ended October 31, 1997 ("Fiscal 1997"), the Board of Directors held eight meetings and acted two times by written action. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he or she served, with the exception of Ms. Qualters and Mr. Sullivan, who each attended approximately 70% of such meetings. The Board of Directors has an Audit Committee, Compensation and Organization Committee and Finance and Business Development Committee.

    The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting and legal controls of the Company. The Audit Committee is composed of Messrs. Wunsch, Holloran, Oswald and Sullivan and Ms. Qualters. During Fiscal 1997, the Audit Committee held three meetings.

    The Compensation and Organization Committee determines the compensation for executive officers of the Company, establishes the Company's compensation policies and practices and recommends to the Board of Directors nominees for directors. No procedures have been established for considering nominations for directors by shareholders. The Compensation and Organization Committee is composed of Messrs. Holloran, Ross, Rosso, Wheaton and Wunsch and Ms. Johnson. During Fiscal 1997, the Compensation and Organization Committee held four meetings and acted three times by written action.

    The Finance and Business Development Committee provides assistance to the Board of Directors relating to the financing strategy, financing policies and financial condition of the Company, including evaluation of major acquisitions and divestitures, review of modifications to the Company's capital structure and review of the annual financial performance of benefit plans. The Finance and Business Development Committee is composed of Messrs. Holloran, Castle and Oswald, Ms. Johnson and Ms. Qualters. During Fiscal 1997, the Finance and Business Development Committee held two meetings.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual retainer of $16,000 plus a fee of $1,000 for each Board meeting attended and $850 for each committee meeting attended. In addition, directors acting as chairpersons of Board committees receive an additional annual retainer of $3,000. Amounts received by a director may be deferred pursuant to the Company's Restated Compensation Plan for Directors. Interest is paid on deferred amounts based on the prime commercial rate of Norwest Bank Minnesota, National Association.

    From 1990 through December 1996, the Company maintained the Directors' Supplemental Retirement Plan (the "Supplemental Plan") for nonemployee directors. Effective December 17, 1996, the Compensation and Organization Committee of the Board terminated the Supplemental Plan, and the value of benefits accrued under the Supplemental Plan prior to termination was replaced by a special one-time grant of stock options to the Company's non-employee directors described below under the caption "Nonemployee Director Stock Option Plan." While in effect, the Supplemental Plan covered directors who died or retired from the Board after at least five years of continuous service as a director. The Supplemental Plan provided for monthly cash payments for a period of time based on the director's service or, in the event of death before all benefits are paid, for death benefits payable to the director's estate. The monthly amount of the benefit was equal to 1/12 of the director's annual retainer in effect at the director's retirement or death. The benefit was payable monthly for the period of months equal to the director's service, but for no more than 120 months. Benefits were payable upon the later of (i) the date the director attained age 65 or (ii) the date the director ceased to be a director.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

    Since 1991, the Company has maintained a Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan"). A total of 840,000 shares of Common Stock are reserved for issuance under the Nonemployee Director Plan. Each director of the Company is eligible to participate in the Nonemployee Director Plan unless such director is an employee of the Company or any subsidiary of the Company.

    Under the Nonemployee Director Plan, each nonemployee director automatically receives an initial grant of an option to purchase 16,000 shares of Common Stock upon initial election to the Board of Directors and thereafter receives an annual grant of an option to purchase 8,000 shares of Common Stock following each meeting of the Company's shareholders; provided that the Company's return on equity for the fiscal year immediately preceding such annual meeting was at least 10%. For purposes of the Nonemployee Director Plan, "return on equity" is defined as the percentage determined by dividing (i) the net income of the Company for such fiscal year by (ii) the total shareholders' investment in the Company as of the next preceding fiscal year. All options granted under the Nonemployee Director Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and become exercisable one year after the date of grant. The option exercise price is payable in cash. The options expire 10 years from the date of grant (subject to earlier termination in the event of death).

    In addition to the annual Fiscal 1997 stock option grants, nonemployee directors on April 1, 1997 received a one-time grant of stock options in lieu of the accrued value of benefits under the Supplemental Plan. Stock options were granted to each nonemployee director based upon the length of service prior to December 31, 1996, the date that the Supplemental Plan was terminated. These options included: for Dr. Castle, options to purchase 2,750 shares; for Mr. Holloran, options to purchase 9,100 shares; for Ms. Johnson, options to purchase 6,350 shares; for Mr. Oswald, options to purchase 9,100 shares; for Ms. Qualters, options to purchase 900 shares; for Mr. Ross, options to purchase 2,750 shares; for Mr. Rosso, options to purchase 3,650 shares; for Mr. Sullivan, options to purchase 6,350 shares; for Mr. Wheaton, options to purchase 9,100 shares; and for Mr. Wunsch, options to purchase 5,450 shares. These options become exercisable on the earlier of October 1, 2006 or the date on which the individual director is no longer a member of the Board of Directors. All such options shall expire 10 years from the date of grant.

                             EXECUTIVE COMPENSATION

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY

    The Compensation and Organization Committee (the "Committee") of the Board of Directors is responsible for the Company's executive compensation philosophy and major compensation policies. The Committee is also responsible for determining all aspects of the compensation paid to the Chief Executive Officer, and reviews and approves recommendations for compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is comprised entirely of outside, independent directors.

    The primary objectives of the Company's executive compensation program are to:

    - Provide compensation that will attract, retain and motivate a superior executive team.

    - Motivate the achievement of important Company performance goals.

    - Align the interests of the executive officers with those of Company shareholders.

    The executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized and comparably performing companies within the telecommunications and electronics industries ("Comparable Companies"). Many of these companies are included in the Telecommunications Equipment Company Index ("Telco Index"), a broad industry index composed of approximately 200 companies, which appears in the table set forth under the caption "Comparative Stock Performance" below.

    The following discussion describes the Company's approach to executive compensation and provides commentary on each major element of the compensation program. The Committee, however, retains the right to consider factors other than those described below in setting executive compensation levels for individual officers. These additional factors include individual performance, the executive officer's potential and retention considerations. The Committee may also consider various measures of Company performance above and beyond those formally included in the Company's incentive plans.

    In determining Fiscal 1997 compensation levels, the Committee took into account that in Fiscal 1997 the Company grew its revenues by 41%, grew its operating income by 24% (41% after eliminating non-recurring charges), and improved its Economic Value Added (EVA-Registered Trademark-) by 38% over the fiscal year ended October 31, 1996 ("Fiscal 1996"). The Committee also noted that, while financial performance was very strong, the closing price of the Common Stock declined 3% from October 31, 1996 to October 31, 1997.

    EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation program is composed of base salary, annual incentive compensation, long-term incentive compensation and various benefits generally available to all full-time employees of the Company.

    BASE SALARY

    Base salary levels for the Company's executives are generally targeted at the 50th percentile of salaries paid by the Comparable Companies. In determining actual salaries, the Committee also takes into account individual experience, performance during the preceding 12 months, future performance potential and other issues particular to the executive and the Company. Salaries for the Company's executives generally fall within a band of plus or minus 25% from the average salaries paid by the Comparable Companies.

    ANNUAL INCENTIVE COMPENSATION

    The Management Incentive Plan (the "MIP") is the Company's annual incentive program for executives and key managers. MIP awards are based primarily upon overall Company and business unit performance as compared to predetermined financial goals. In addition, individual performance may be taken into account in determining actual MIP payouts. Target MIP award levels are set at approximately the 50th percentile level of similar incentive programs offered by the Comparable Companies.

    For Fiscal 1997, the Committee approved a new MIP under which bonuses are based 60% on achievement of EVA improvement goals, 20% on attainment of revenue levels, and 20% on achievement of key division goals and individual performance levels. The EVA component of the MIP provides incentive compensation in a form which relates the financial reward to an increase in the value of the Company to its shareholders. EVA improvement targets are established for three-year periods. In general, EVA is the excess of net operating profit after taxes, less a capital charge intended to represent the return expected by the providers of the Company's capital. The Company believes that EVA improvement is a financial performance measure closely correlated with increases in shareholder value.

    Under the MIP, achievement of target performance produces an award of 100% of target bonus payout. For director-level management employees and officers, the MIP does not have upside or downside limitations on the EVA component of MIP bonuses. However, EVA awards in excess of 200% of target are credited to a "bonus bank" and carried forward from year-to-year. Performance below 0% of target in future years yields a "negative" award, which is debited against the bonus bank. This feature promotes sustained year-over-year improvements in EVA performance.

    MIP awards are payable in cash. However, executive officers and other designated management employees may elect to participate in the Company's Executive Incentive Exchange Plan (the "Exchange Plan") and receive stock options in lieu of up to 50% of their annual incentive payout under the MIP pursuant to the Company's 1991 Stock Incentive Plan (the "Incentive Plan"). Such options are valued using the Black Scholes methodology and are awarded at a multiple of ten times the cash equivalent. The option exercise price is the fair market value of the Common Stock as of the last day of the fiscal year. The options granted under the Exchange Plan for Fiscal 1997 will become one-third vested on each of October 31, 1999, 2000 and 2001. For the fiscal year ending October 31, 1998 ("Fiscal 1998"), the exchange multiple has been decreased to six times the cash equivalent of the portion of the MIP payout which is exchanged for options.

    In addition to MIP bonuses, a discretionary bonus was awarded to one of the executive officers named in the Summary Compensation Table below in recognition of his individual performance during the year.

    LONG-TERM INCENTIVE COMPENSATION

    The Company's long-term incentive compensation program is composed exclusively of stock-based awards issued under the Incentive Plan. Through the Incentive Plan, the Company provides periodic stock option and restricted stock awards to the Company's executives and key managers.

    Long-term incentives are granted at approximately the 50th percentile level of similar programs maintained by the Comparable Companies. In addition to industry competitive practice data, the Committee takes into consideration factors such as overall Company performance and the amount of stock options and restricted stock already outstanding or previously granted in determining the size of awards under the Incentive Plan. The Company has developed and implemented stock ownership guidelines for its executive officers. Minimum dollar value stock ownership guidelines range from one to four times salary, and the Company's policy provides that such minimums should be achieved within four years of becoming an executive officer. The Committee considers each officer's actual stock ownership in comparison to the guideline amounts in making ongoing stock option awards. The Company's general practice is to grant stock options to executives as part of its long-term incentive program, while restricted stock awards are made selectively by the Committee as circumstances warrant.

    Stock options have historically been granted to executive officers every three years. However, for the new grant cycle beginning in Fiscal 1998, options will generally be granted annually. Stock options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally have a ten-year term and exercise restrictions that lapse ratably over a three-year period. In Fiscal 1997, other than options granted under the Exchange Plan and the option grants described in the next paragraph, option grants to executives under the Incentive Plan were limited to grants to new executives or executives receiving promotions and grants under the Incentive Plan.

    In Fiscal 1997, the five executive officers named in the Summary Compensation Table below and one other executive officer received a special award of premium options. Each of such executive officers (other than the Chief Executive Officer) received awards ranging from 100,000 to 400,000 shares. These options have premium exercise prices, with one-third of the shares under each option priced at 145%, 135% and 120% of the fair market value of the Common Stock on the date of grant. Each of the options has a seven-year term and will vest four years from the date of grant. This special grant was designed to promote retention of senior management personnel critical to ADC's future growth and success while ensuring that the value of the options granted was dependent on significant increases in the value of the Common Stock after the date of grant.

    BENEFITS

    The Company provides medical and pension benefits to its executives that are generally similar to those available to Company employees. The Company provides allowances to its senior executives in lieu of certain perquisites.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Cadogan's base salary at the beginning of Fiscal 1997 was $500,000. He received a 15% merit increase during the year, which raised his salary to $575,000. In determining to raise Mr. Cadogan's salary, the Committee considered such factors as the Company's financial performance in comparison to that of other companies, the Company's strategic product and market positioning, Mr. Cadogan's leadership at the Company and within the industry, his performance with respect to personal objectives, and his pay in relation to the pay of the chief executive officers of the Comparable Companies. The base salary of $575,000 places Mr. Cadogan's pay at approximately the median of the salaries of chief executive officers of the Comparable Companies.

    Mr. Cadogan's annual incentive award in Fiscal 1997 was determined in accordance with the MIP program and represented 147% of his target award under the MIP. Under the MIP, Mr. Cadogan received $255,986 in cash, which was deferred. In addition, Mr. Cadogan also received 132,049 stock options under the Exchange Plan for Fiscal 1997. In determining Mr. Cadogan's award, the Committee considered, in addition to financial results, without assigning relative weights, Mr. Cadogan's performance with respect to leadership, strategic planning, human resources, communication with shareholders, and community, industry and Board relations. The Committee believes Mr. Cadogan continues to demonstrate effective long term strategic and executive leadership while delivering strong financial results.

    Mr. Cadogan did not receive any stock option grants in Fiscal 1997 as part of the regular long-term incentive program. He did, however, receive options in connection with the Exchange Plan described above. In addition, in Fiscal 1997, the Committee granted Mr. Cadogan premium options to purchase a total of 1,000,000 shares of Common Stock which have a seven-year term and will vest four years from the date of grant. The premium exercise prices under these options were set so that one-third of the shares under the option have an exercise price equal to 145%, 135% and 120% of the fair market value of the Common Stock on the date of grant. In making this special grant, the Committee's purpose was to incent continued outstanding leadership and Company performance and to promote Mr. Cadogan's retention in the highly competitive telecommunications environment. In using premium options, the Committee also wanted to ensure that the value of the options granted was dependent on significant increases in the value of the Common Stock after the date of grant.

    SECTION 162(M) POLICY

    The Committee does not believe that Fiscal 1998 annual compensation provided to any of the executive officers named in the table entitled "Summary Compensation Table" below will exceed $1,000,000 within the meaning of Section 162(m) of the Internal Revenue Code. Under Section 162(m), all compensation in excess of $1,000,000 for any such officer must meet certain requirements related to Company performance and shareholder approval in order for the Company to fully deduct these amounts. During the fiscal year ended October 31, 1995 ("Fiscal 1995"), the Incentive Plan was amended to provide that amounts realized from the exercise of options granted under the Plan would not be included in calculations under Section 162(m). It is the Committee's intention to keep all executive compensation fully deductible now and in the future, but the Committee reserves the right to provide non-deductible compensation if it deems it to be in the best interests of the Company and its shareholders.

                                          Thomas E. Holloran, Chairman
                                          B. Kristine Johnson
                                          Alan E. Ross
                                          Jean-Pierre Rosso
                                          Warde F. Wheaton
                                          John D. Wunsch

                                          Members
                                          Compensation and Organization
                                          Committee

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                                              LONG TERM
                                                         ANNUAL COMPENSATION                COMPENSATION
                                             -------------------------------------------   ---------------
                                                                              OTHER          SECURITIES
                                                                             ANNUAL          UNDERLYING        ALL OTHER
             NAME AND                                       BONUS(2)      COMPENSATION        OPTIONS/       COMPENSATION
        PRINCIPAL POSITION           YEAR    SALARY(1)($)      ($)             ($)           SARS (#)(3)        ($)(4)
-----------------------------------  -----   -----------   -----------   ---------------   ---------------   -------------
William J. Cadogan, Chairman          1997   $  559,416    $   255,986         -0-          1,132,049/-0-    $     35,482
 of the Board, President,             1996   $  493,162    $   214,466         -0-            183,775/-0-    $     46,032
 Chief Executive Officer and          1995   $  439,119    $   356,067         -0-            219,600/-0-    $     42,815
 Chief Operating Officer

Lynn J. Davis, Senior Vice            1997   $  279,750    $    87,807         -0-            445,294/-0-    $     21,114
 President, President Broadband       1996   $  260,250    $   108,865         -0-             93,287/-0-    $     23,944
 Connectivity Group                   1995   $  242,062    $   172,462         -0-             81,000/-0-    $     27,876

Robert E. Switz, Senior Vice          1997   $  239,795    $   131,559         -0-            207,540/-0-    $      6,780
 President,
 Chief Financial Officer              1996   $  218,366    $   108,620         -0-             10,342/-0-    $      9,475
                                      1995   $  186,218    $   114,207         -0-                -0-/-0-    $      8,761

William L. Martin III, Senior Vice    1997   $  216,714    $    95,878         -0-            249,458/-0-    $     33,273
 President, President Transport       1996   $  194,057    $    53,836         -0-             46,132/-0-    $      7,743
 Systems Group(5)                     1995   $  136,225            -0-         -0-             64,600/-0-    $     13,209

Vivek Ragavan                         1997   $  280,808    $    86,402         -0-            405,882/-0-    $      4,560
 Senior Vice President, President     1996   $  220,129    $    54,762         -0-             87,503/-0-    $     54,086
 Broadband Communications
 Division(6)

------------------------------

(1) Amounts include allowances paid to the executive officers in lieu of the Company providing them with certain perquisites.

(2) The bonus amounts were paid pursuant to the Company's MIP described above under the caption "Compensation and Organization Committee Report on Executive Compensation." Additional amounts were earned under the EVA component of the MIP for Fiscal 1997 but not paid for certain officers. The additional amounts will either be paid in later years or forfeited, depending on the extent to which future EVA improvement goals under the MIP are achieved. The bonus amounts do not include the value of stock options granted under the Exchange Plan. In the case of Mr. Ragavan, the bonus amounts reported includes a discretionary bonus awarded based on his individual performance during Fiscal 1997 and a hiring bonus of $25,000 awarded in Fiscal 1996.

(3) The options granted in Fiscal 1997 and Fiscal 1996 include stock options granted under the Exchange Plan.

(4) The compensation reported includes (a) Company contributions (excluding employee earnings reduction contributions) under the Company's 401(k) Plan and
  (b) amounts credited under the Company's 401(k) Excess Plan. Company contributions under the 401(k) Plan accrued during Fiscal 1997 were as follows: $3,784 to Mr. Cadogan; $5,115 to Mr. Davis; $5,191 to Mr. Switz; $5,238 to Mr. Martin; and $2,186 to Mr. Ragavan. The amounts credited under the 401(k) Excess Plan during Fiscal 1997 were as follows: $30,098 to Mr. Cadogan; $14,742 to Mr. Davis; $0 to Mr. Switz; $11,079 to Mr. Martin; and $0 to Mr. Ragavan. In the case of Mr. Martin, the compensation reported includes a relocation bonus of $15,458 in Fiscal 1997 and relocation expenses of $6,414 in Fiscal 1995. In the case of Mr. Ragavan, the compensation reported includes a relocation bonus of $20,833 and relocation expenses of $33,253 in Fiscal 1996.

(5) Mr. Martin became a Vice President of the Company in September 1994 and became the President of the Company's Transport Systems Group (formerly the Network Services Division) in February 1996.

(6) Mr. Ragavan joined the Company in January 1996 and became Senior Vice President of the Company and President, Broadband Communications Division (formerly the Video Systems Division) in June 1996.

OPTIONS AND STOCK APPRECIATION RIGHTS

    The following tables summarize option grants and exercises during Fiscal 1997 to or by the executive officers named in the Summary Compensation Table above, and the value of the options and SARs held by such persons at the end of Fiscal 1996. No SARs were granted or exercised during Fiscal 1997.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1997

                                             INDIVIDUAL GRANTS
                          -------------------------------------------------------
                            NUMBER OF                                               GRANT DATE
                           SECURITIES     % OF TOTAL                                  VALUE
                           UNDERLYING       OPTIONS                                ------------
                          OPTIONS/SARS    GRANTED TO    EXERCISE OR                 GRANT DATE
                             GRANTED       EMPLOYEES    BASE PRICE    EXPIRATION     PRESENT
          NAME               (#)(1)       FISCAL YEAR    ($/SHARE)       DATE      VALUE ($)(2)
------------------------  -------------  -------------  -----------  ------------  ------------
William J. Cadogan             266,666(3)        4.80%   $  46.219     12/30/2003  $  3,954,657
                               266,667(3)        4.80%   $  43.031     12/30/2003  $  4,122,672
                               266,667(3)        4.80%   $  38.250     12/30/2003  $  4,397,339
                                66,666(4)        1.20%   $  44.044     01/02/2004  $    941,991
                                66,667(4)        1.20%   $  41.006     01/02/2004  $    982,005
                                66,667(4)        1.20%   $  36.450     01/02/2004  $  1,047,339
                               132,049(5)        2.38%   $  33.125     10/31/2007  $  2,478,560

Lynn J. Davis                  133,333(3)        2.40%   $  46.219     12/30/2003  $  1,977,328
                               133,333(3)        2.40%   $  43.031     12/30/2003  $  2,061,328
                               133,334(3)        2.40%   $  38.250     12/30/2003  $  2,198,678
                                45,294(6)        0.82%   $  33.125     10/31/2007  $    850,168

Robert E. Switz                 33,333(3)        0.60%   $  46.219     12/30/2003  $    494,328
                                33,333(3)        0.60%   $  43.031     12/30/2003  $    515,328
                                33,334(3)        0.60%   $  38.250     12/30/2003  $    549,678
                                33,333(7)        0.60%   $  48.575     05/27/2004  $    519,328
                                33,333(7)        0.60%   $  45.225     05/27/2004  $    541,328
                                33,334(7)        0.60%   $  40.200     05/27/2004  $    577,678
                                 7,540(8)        0.14%   $  33.125     10/31/2007  $    141,526

William L. Martin III           66,666(3)        1.20%   $  46.219     12/30/2003  $    988,657
                                66,667(3)        1.20%   $  43.031     12/30/2003  $  1,030,672
                                66,667(3)        1.20%   $  38.250     12/30/2003  $  1,099,339
                                49,458(9)        0.89%   $  33.125     10/31/2007  $    928,327

Vivek Ragavan                  133,333(3)        2.40%   $  46.219     12/30/2003  $  1,977,328
                               133,333(3)        2.40%   $  43.031     12/30/2003  $  2,061,328
                               133,334(3)        2.40%   $  38.250     12/30/2003  $  2,198,678
                                 5,882(10)        0.11%  $  33.125     10/31/2007  $    110,405

------------------------------

(1) These options do not include options reported in the option grant table for its 1997 Annual Shareholders' Meeting that were granted on November 18, 1996 under the Exchange Plan for Fiscal 1996.

(2) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 44.7%; an expected term to exercise of seven years for all stock option grants; a risk-free rate of return of 6.41% for the expected term of the option; and no dividend yield. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(3) These options become exercisable on December 30, 2000.

(4) These options become exercisable on January 2, 2001.

(5) These options were granted under the Exchange Plan for Fiscal 1997 and will become exercisable as follows: 44,016 shares on October 31, 1999; 44,016 shares on October 31, 2000; and 44,017 shares on October 31, 2001.

(6) These options were granted under the Exchange Plan for Fiscal 1997 and will become exercisable as follows: 15,098 shares on October 31, 1999; 15,098 shares on October 31, 2000; and 15,098 shares on October 31, 2001.

(7) These options become exercisable on May 27, 2001.

(8) These options were granted under the Exchange Plan for Fiscal 1997 and will become exercisable as follows: 2,513 shares on October 31, 1999; 2,513 shares on October 31, 2000; and 2,514 shares on October 31, 2001.

(9) These options were granted under the Exchange Plan for Fiscal 1997 and will become exercisable as follows: 16,486 shares on October 31, 1999; 16,486 shares on October 31, 2000; and 16,486 shares on October 31, 2001.

(10) These options were granted under the Exchange Plan for Fiscal 1997 and will become exercisable as follows: 1,960 shares on October 31, 1999; 1,961 shares on October 31, 2000; and 1,961 shares on October 31, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997 AND
                VALUE OF OPTIONS AND SARS AT END OF FISCAL 1997

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED             IN-THE-MONEY
                             SHARES                             OPTIONS/SARS AT               OPTIONS/SARS AT
                           ACQUIRED ON        VALUE           END OF FISCAL 1997            END OF FISCAL 1997
          NAME            EXERCISE (#)     REALIZED(1)    (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)(2)
------------------------  -------------   -------------   ---------------------------   ---------------------------
William J. Cadogan              38,000    $   1,267,446          442,128/1,715,824(3)     $10,986,743/$9,074,800(3)

Lynn J. Davis                   96,836    $   3,545,631            203,264/538,581(4)              $5,188,065/$0(4)

Robert E. Switz                      0    $           0             42,188/217,882(3)                $995,340/$0(3)

William L. Martin III            2,524    $      58,999             53,568/295,590(3)              $1,111,536/$0(3)

Vivek Ragavan                   17,500    $     252,665             35,166/440,719(3)          $536,281/$142,343(3)

------------------------------

(1) Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at date of exercise.

(2) Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at the end of Fiscal 1997.

(3) As of October 31, 1997, no SARs or Limited Stock Appreciation Rights ("LSARs") were held by such executive officer.

(4) The amounts indicate the number and value of unexercised options held by Mr. Davis as of October 31, 1997. As of such date, Mr. Davis also held unexercised LSARs with respect to 13,664 shares, all of which are exercisable in the event of a change in control of the Company and as of the end of Fiscal 1997 are valued at $412,052. Such LSARs were granted in tandem with options granted in Fiscal 1990. The exercise of an option reduces the number of LSARs by a corresponding number of shares, and the exercise of an LSAR would similarly reduce the number of shares subject to the related option.

PENSION PLANS

    During Fiscal 1997 and in prior years, the Company maintained a Pension Plan, which was a qualified defined benefit pension plan. All benefit accrual ceased on December 31, 1997. The Pension Plan was terminated as of January 5, 1998.

    The Pension Plan provided for monthly benefits for life upon retirement and survivor benefits for the spouse of an employee who died before retirement. Benefit payments were based on the sum of a "past service benefit" and a "future service benefit." The past service benefit was calculated on the basis of a formula which multiplied the number of years of credited service prior to January 1, 1988 by a dollar amount equal to 1% of the employee's average annual compensation for the five years prior to January 1, 1988 plus .5% of the employee's average annual compensation in excess of $30,000. The future service benefit was equal to the sum of the benefit amounts determined separately under a formula for each calendar year of service after December 31, 1987, including the year of retirement. The benefit amounts for the plan year ended December 31, 1988 was calculated on the basis of a formula which divided the number of days of plan participation in 1988 by 365 and multiplied that percentage by a dollar amount equal to 1% of the employee's annualized compensation for the year plus
 .5% of the employee's annualized compensation in excess of the Social Security taxable wage base for that year. The benefit amount for the plan year ended December 31, 1989 and all plan years thereafter was calculated on the basis of a formula which divided the number of days of plan participation in each such year by 365 and multiplied that percentage by a dollar amount equal to 1% of the employee's annualized compensation for the year up to the adjusted covered compensation for the year plus 1.4% of the employee's annualized compensation for the year in excess of the adjusted covered compensation for that year. Adjusted covered compensation was a rounded amount which was 150% of the average of the Social Security taxable wage bases in effect for the 35-year period ending in the year the benefit is being determined for an individual who attained Social Security retirement age in such year. Adjusted covered compensation for the 1997 plan year was $44,100. A maximum of 30 years was taken into account in determining the past and future service benefits.

    Effective January 1, 1994, the Pension Plan was amended to provide a minimum benefit for both past and future service equal to $25 for each month of benefit service. In order to have been eligible for the minimum benefit for service prior to January 1, 1994, an employee must have had average annual hours of employment for the 10 year period ended December 31, 1993 (or total employment, if less than 10 years) of at least 1,872. Eligibility for the minimum benefit for service after December 31, 1993 required a minimum of 1,872 total hours of employment for each plan year. The pension benefit was equal to the greater of
(a) the past and future service formula calculations or (b) the minimum benefit. If a participant did not qualify for the minimum benefit, the pension benefit was based on the results of the past and future service formulas.

    As a result of the Board's action to cease all benefit accrual on December 31, 1997, no additional benefits will accrue to participants under the Pension Plan after such date. Participants will have the option of receiving retirement benefits accrued through December 31, 1997 in the form of an annuity (through a group annuity contract purchased by the Company) or as a lump sum payment which is the actuarial equivalent of the accrued normal retirement benefit. Lump sum payments in amounts of $3,500 or less will be paid in cash. Larger lump sums will be rolled over into participants' accounts in the Company's 401(k) Plan. The estimated annual benefits payable under the Pension Plan to Messrs. Cadogan, Davis, Switz, Martin and Ragavan upon normal retirement at age 65 will be $23,590, $42,899, $5,942, $4,648 and $2,064, respectively. Such annual benefit amounts could be greater if a determination is made that the Pension Plan was overfunded as of its date of termination.

    Prior to January 1, 1998, the Company maintained a Pension Excess Plan (the "Excess Plan") intended to compensate certain employees, as determined in the discretion of the Board of Directors, for the amount of benefits lost under the Company's Pension Plan as a result of participation in the

Company's Deferred Compensation Plan (which permits employees to defer payments made to them under the MIP until retirement) and the Exchange Plan, and for the amount of benefits which could not be paid from the Pension Plan because of maximum benefit and compensation limitations under the Internal Revenue Code of 1986, as amended (the "Code"). Upon termination of employment, participants receive a lump sum payment equal to the amount of such benefits. The estimated annual benefits payable under the Excess Plan to Messrs. Cadogan, Davis, Switz, Martin and Ragavan upon normal retirement at age 65 are $34,754, $14,327, $5,646, $5,874 and $3,101, respectively.

    Effective as of November 1, 1990, the Company entered into a Supplemental Executive Retirement Plan with Mr. Cadogan (as amended to date, the "SERP"). The SERP provides for supplemental retirement income benefits that allow Mr. Cadogan, upon the termination of his employment with the Company and subject to certain conditions, to receive a single lump sum payment on the first day of the calendar month following his termination of employment with the Company. The amount payable to Mr. Cadogan is derived from a formula based upon an amount equal to 50% of Mr. Cadogan's average monthly compensation during the preceding five years less the total of all benefits attributable to employer contributions which are payable to Mr. Cadogan from the Pension Plan and the Pension Excess Plan and certain Social Security benefits payable to him. Reductions from this amount are made if Mr. Cadogan's employment termination occurs prior to his 50th birthday. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company.

CHANGE IN CONTROL ARRANGEMENTS

    The Company maintains a Severance Pay Plan to provide severance pay in the event of a "change in control" (as defined in the Severance Pay Plan) of the Company for the Chief Executive Officer, vice presidents, director-level management employees and other employees of the Company who are participants in the MIP or certain other incentive bonus plans. The Severance Pay Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with "good reason" (as defined in the Severance Pay Plan) or involuntarily, during the two-year period following a change in control. The amount of severance pay is based on the employee's position in the Company and his or her base salary and bonus payable under the MIP or such other incentive bonus plan, if any. The Severance Pay Plan also provides for payment of a pro rata portion of the employee's bonus under the MIP or other incentive bonus plan. Payment will be made in a lump sum upon termination. Under the Severance Pay Plan, any severance payment to an employee would be reduced by the amount, if any, necessary to prevent any part of payments made to such employee as a result of the change in control being treated as an "excess parachute payment" within the meaning of Section 280G of the Code. If there had been a change in control as of the end of Fiscal 1997 and the employment of the five executive officers named in the Summary Compensation Table above was immediately terminated, then Messrs. Cadogan, Davis, Switz, Martin and Ragavan would have been entitled to receive, pursuant to the terms of the Severance Pay Plan but without taking into account any reductions necessary to avoid excess parachute payments under Section 280G, lump sum payments upon termination of $3,666,136, $1,054,339, $904,121, $983,696 and $605,031, respectively.

    The Company has certain other compensatory arrangements with its executive officers relating to a change in control of the Company. All stock option agreements outstanding under the Company's employee stock option and stock award plans provide for the acceleration of exercisability of options if the optionee's employment is terminated within two years following a change in control (except in certain cases where the optionee is terminated for "cause" or resigns without "good reason"). All restricted stock award agreements provide for pro rata vesting of all outstanding shares of restricted stock following a change in control and for full vesting of such shares if the holder's employment is terminated within two years following a change in control.

CERTAIN TRANSACTIONS

    During Fiscal 1997, the Company purchased approximately 52 acres of undeveloped land in Eden Prairie, Minnesota, from MTS Systems Corporation ("MTS") for a purchase price of approximately $5,700,000. Donald M. Sullivan, a director of the Company, is the Chairman of the Board, Chief Executive Officer and a director of MTS. Thomas E. Holloran, a director of the Company, is also a director of MTS. The land purchase was approved by a majority of the members of the Company's Board of Directors, with Messrs. Sullivan and Holloran abstaining. In the opinion of the Company's management, the purchase price of the land was at a price no more or less favorable than that which an unaffiliated third party would pay for a similar property.

                         COMPARATIVE STOCK PERFORMANCE

    The table below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Telco Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Telco Index on October 31, 1992, and reinvestment of all dividends).

                                  TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  YEAR        ADC       TELCO INDEX (2)    S&P 500 (1)
1992         $100.00              $100.00       $100.00
1993         $197.30              $220.69       $113.80
1994         $254.73              $234.94       $118.20
1995         $432.43              $406.83       $149.45
1996         $739.19              $532.69       $185.47
1997         $716.22              $724.97       $245.03

------------------------

(1) Total return calculations for the S&P 500 Index were performed by Investor's Business Daily and are price value calculations. The total return calculations for the graph in the Company's 1994 proxy statement were performed by another firm and were market value calculations.

(2) The Telco Index (consisting of approximately 203 companies as of October 31,
  1997) is maintained and reported by Investor's Business Daily. Total return calculations for the Index as it appears above were performed by Investor's Business Daily and are price value calculations.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended October 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-ten-percent beneficial owners were satisfied.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has audited the books and records of the Company since 1960, and the Board of Directors intends to reappoint Arthur Andersen LLP for the Company's fiscal year ending October 31, 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire and will be available to respond to questions. The Audit Committee of the Board of Directors meets at least annually with representatives of Arthur Andersen LLP to review audit and accounting matters and the scope and level of fees for services rendered.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Shareholders wishing to present proposals to be considered at the 1999 annual meeting of shareholders should submit the proposals to the Company in accordance with all applicable rules and regulations of the SEC no later than September 22, 1998.

                                 OTHER MATTERS

    The Company knows of no other matters to come before the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed Proxy to vote as they deem in the best interest of the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       [LOGO]

                                                     DAVID F. FISHER

                                                        SECRETARY

January 20, 1998

ADC TELECOMMUNICATIONS, INC.

12501 Whitewater Drive, Minnetonka, Minnesota 55343                        PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) William J. Cadogan and David F. Fisher as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of ADC Telecommunications, Inc. (the "Company") held by the undersigned of record on January 8, 1998, at the annual meeting of the shareholders of the Company to be held on February 24, 1998 and at any and all adjournments thereof, and hereby revokes all former proxies:

1.   Election of four directors for terms expiring in 2001.

     / / FOR all nominees listed below   / / WITHHOLD AUTHORITY
       (except as marked to the            to vote for all nominees listed
     contrary below)                       below

               Thomas E. Holloran               Charles W. Oswald
                  Alan E. Ross                 Warde F. Wheaton

         (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

                            (SIGN ON REVERSE SIDE.)

   SHAREHOLDER NUMBER                                           NUMBER OF SHARES

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EVERY ITEM LISTED ABOVE.

                                              Dated:
                     ----------------------------------------------------------,
                                              1998

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                        PLEASE SIGN EXACTLY  AS NAME APPEARS  ON
                                        THIS CARD. When shares are held by joint
                                        tenants,  both should sign. When signing
                                        as  attorney,  executor,  administrator,
                                        trustee  or  guardian, please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by president
PLEASE MARK, SIGN, DATE AND RETURN or other authorized officer. If a PROXY CARD PROMPTLY USING THE ENCLOSED partnership, please sign in partnership
ENVELOPE.                               name by authorized person.